Exhibit 10.1

REAL ESTATE PURCHASE AND SALE AGREEMENT

(300 Dan Road, Canton, MA)

This Real Estate Purchase and Sale Agreement (“Agreement”) is entered into as of the Effective Date, as defined below, by and between Stoneridge, Inc., an Ohio corporation (“Seller”) and Sun Life Assurance Company of Canada, a Canadian corporation (“Buyer”).

R E C I T A L S

Seller is the fee owner of that certain Property (as defined below) improved with an approximately 132,560 square foot building (“Building”) situated on approximately 16.13 acres of land (“Land”) located at 300 Dan Road, in the Town of Canton, Norfolk County, Commonwealth of Massachusetts, all as more particularly described in Exhibit A attached hereto and incorporated herein.

Buyer desires to acquire the Property and Seller is willing to sell the Property, on the terms and conditions set forth herein.

ACCORDINGLY, in consideration of the incorporation of the above recitals and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.DEFINITIONS.  The following terms used herein shall have the following meanings:
1.1Broker:  CBRE, Inc., 33 Arch Street, 28th Floor, Boston, MA 02110.
1.2Business Day:  Any day of the week other than (i) Saturday and Sunday, (ii) a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business, or (iii) a day on which governmental functions in the Boston, Massachusetts area are interrupted because of extraordinary events such as hurricanes, power outages or acts of terrorism.
1.3Closing:  The conveyance, transfer and assignment of the Property by Seller to Buyer, in accordance with the provisions set forth in this Agreement.
1.4Closing Date:  The Closing shall occur on the date that is ten (10) days following the conclusion of the Study Period or if applicable, the first Business Day thereafter, unless otherwise agreed upon in writing by Seller and Buyer.  It is understood and agreed that all documents required to be delivered under Sections 6.3 and 6.6, and the wire transfer of Buyer’s and/or Buyer’s lender’s funds shall be delivered into escrow by 4:00 PM (EST) on the Closing Date.
1.5Deed:  The recordable quit claim deed conveying to Buyer fee simple title to the Building and Land, subject only to the Permitted Exceptions.
1.6Earnest Money:  The amount of ONE MILLION FIVE HUNDRED THOUSAND and 00/100 Dollars ($1,500,000.00) as provided in Section 2.2.

1.7Earnest Money Escrow Agreement:  The earnest money escrow provisions governing the deposit and disbursement of the Earnest Money attached hereto and incorporated herein as Schedule 1.
1.8Effective Date: shall mean the later of the date below the signature of Buyer or Seller on this Agreement or, if such dates are the same, the date below each of such signatures.
1.9Escrow Agent:  The Title Insurer who shall hold the Earnest Money and act as escrow agent pursuant to the terms of Earnest Money Escrow Agreement.
1.10Estoppel Certificate.  A tenant estoppel certificate executed by Tenant on such form as Tenant is required to provide under the terms of the Lease.
1.11Improvements:  The Building and all other structures or improvements located on the Land.
1.12Intangible Property:  All intangible property held by Seller in connection with the Property, including all transferable zoning rights and rights under any licenses, operating permits or sign permits in effect with respect thereto.
1.13Knowledge of Buyer:  The terms “Knowledge of Buyer”, to Buyer’s Knowledge and similar phrases mean any fact or circumstance which is within the actual knowledge of Kevin Yen (who is the asset manager of Buyer),  and in no event shall any such term extend to the knowledge of any other employee, member, manager or agent of Buyer.
1.14Knowledge of Seller:  The terms “Knowledge of Seller”, to Seller’s knowledge and similar phrases mean any fact or circumstance which is within the actual knowledge of Matthew Horvath (who is the Executive Director, Corporate Development and Investor Relations of Seller) without duty of inquiry, and in no event shall any such term extend to the knowledge of any other employee, member, manager or agent of Seller.
1.15Land:  The real estate described in Exhibit A attached hereto underlying the Building, including all right, title and interest in and to any land lying in the bed of any existing or proposed highway, street, road, avenue, or alley abutting or adjoining the real property, any air rights related thereto, the rights and easements appurtenant to the ownership of such real property, all right, title and interest of the Seller in and to any strips or gores of land adjoining said real property, and all other rights appurtenant to such real estate.
1.16Lease:  The Lease between Seller and Tenant with an effective date of May 28, 2020 pursuant to which Tenant has the right to occupy the Land and Improvements, as affected by Notice of Lease Term Dates dated March 3, 2021.
1.17Permitted Exceptions:  As defined in Section 3.
1.18Property:  Collectively, the Land, Improvements, and Intangible Property.
1.19Purchase Price:     THIRTY EIGHT MILLION TWO HUNDRED THOUSAND and 00/100 Dollars ($38,200,000.00) subject to adjustments as set forth herein, to be paid by Buyer at Closing by wire transfer of immediately available federal funds.

1.20Study Period.  A period commencing on the Effective Date and continuing until May 20th, 2021.
1.21Surviving Obligations:  Those obligations of Buyer or Seller specifically described or referred to herein as a Surviving Obligation or Surviving Obligations, as applicable,  which shall survive Closing or termination of this Agreement, and any other obligations which otherwise are indicated herein to expressly survive the Closing or termination of this Agreement.
1.22Tenant.  Amazon.com Services LLC, a Delaware limited liability company in its capacity as tenant under the Lease.
1.23Title Insurer:  First American Title Insurance Company.
2.TERMS OF PURCHASE.
2.1Purchase and Sale.  Buyer shall purchase the Property from Seller and Seller shall sell the Property to Buyer for the Purchase Price and on the terms and subject to the conditions hereinafter set forth.
2.2Earnest Money.
(a)Within two (2) Business Days of the Effective Date, Buyer shall deposit the Earnest Money with Escrow Agent which shall be held pursuant to the Earnest Money Escrow Agreement. The fees of the Escrow shall be shared equally by the parties.  The Earnest Money shall be applied in payment of the Purchase Price at Closing, or, as provided in Section 12.2, disbursed to Seller in the event of a Buyer default.
(b)The terms of the Earnest Money Escrow Agreement shall be consistent with the provisions of this Agreement, but if there shall be any conflict, the terms of this Agreement shall control.  The Earnest Money shall be invested (at Buyer’s expense) and the interest earned thereon shall be disbursed to Buyer.
2.3Payment of Purchase Price.  On the Closing Date, the Earnest Money shall be paid to the Seller as a part of the Purchase Price and Buyer shall pay the balance of the Purchase Price, as adjusted for prorations and other matters provided for herein, by wire transfer of funds to Escrow Agent.
3.TITLE COMMITMENT AND SURVEY.
3.1Title.  Following the Effective Date, Buyer shall promptly request and obtain a title commitment, together with copies of all available recorded instruments noted therein (the “Title Commitment”) from Title Insurer for an ALTA Form Owner’s Title Insurance Policy (the “Policy”) covering title to the Property.  At Closing, the Policy will be issued based on the Title Commitment subject only to (i) real estate taxes and assessments not yet due and payable; (ii) rights of Tenant under the Lease; and (iii) such other matters and exceptions as shown in the Title Commitment and approved or deemed approved by Buyer (collectively, the “Permitted Exceptions”).  Any title exceptions pertaining to mortgages or other similar monetary liens of a definite or ascertainable amount, created or caused by Seller (and not any third party, including but not limited to Tenant) (collectively “Voluntary Liens”), shall be removed by the payment of money by Seller at Closing.
3.2Survey.  During the Study Period, Buyer may obtain at its expense an ALTA/ACSM survey of the Land and Improvements as it may desire (the “Survey”).
3.3Exceptions. Buyer shall notify Seller in writing no later than ten (10) days prior to the expiration of the Study Period, of any matter shown on the Title Commitment (other than the Permitted Exceptions detailed in Section 3.1 above) or Survey which is not acceptable to Buyer (each a “Title Defect”) (such notice referred to herein as “Buyer’s Title Defect Notice”).  Within five (5) Business Days of Seller’s receipt of Buyer’s Title Defect Notice (“”Seller’s Response Period”), Seller shall respond to Buyer in writing indicating what, if any action (but without Seller having any obligation whatsoever to take any action), Seller shall take with respect to any Title Defect (“Seller’s Title Defect Response”), and to the extent Seller has elected to cure any Title Defect, Seller shall have until the Closing Date to have such matters removed from the Title Commitment or to correct such Title Defects and cause the Title Commitment to be revised and reissued without such items or to have the Title Insurer commit to insure against loss or damage that may be occasioned by such matters or Title Defects.  In the event Seller does not deliver a Seller’s Title Defect Response within Seller’s Response Period, then the Seller shall be deemed to have elected not to cure or take any action with respect to any Title Defects.  Within two (2) Business Days following the expiration of Seller’s Response Period (“Buyer’s Title Election Deadline”), Buyer shall notify Seller whether the corrective action for any Title Defect as described in Seller’s Title Defect Response, or Seller’s election not to take any action, is not satisfactory to Buyer.  If Buyer objects to Seller’s proposed (or lack of agreement to take) corrective actions, then Buyer shall so state in its notification to Seller, and Buyer shall then elect to either (i) terminate this Agreement (and the Earnest Money shall be returned to Buyer), or (ii) accept Seller’s proposed corrective action (or lack thereof) and waive all rights to further object to such Title Defects subject to Seller completing the stated corrective action in Seller’s Title Defect Response, if any, and all other Title Defects as set forth in Buyer’s Title Defect Notice shall be deemed Permitted Exceptions.  Notwithstanding anything contained herein, in the event that Buyer does not elect to terminate this Agreement prior to Buyer’s Title Election Deadline, then Buyer shall be deemed to have accepted Seller’s proposed corrective action (or lack thereof) and have waived all rights to further object to such Title Defects subject to Seller completing the stated corrective action in Seller’s Title Defect Response, if any, and all other Title Defects as set forth in Buyer’s Title Defect Notice shall be deemed Permitted Exceptions.   To the extent Seller has elected to address any Title Defects, then in the event Seller fails to have such matters removed or corrected, or in the alternative, to obtain the revised Title Commitment specified above within the specified time, then Buyer may, upon notice to Seller either (i) terminate this Agreement (and the Earnest Money shall be returned to Buyer) or (ii) accept title (and/or any matters shown on the Survey) as it then is with the right to deduct from the Purchase Price any Voluntary Liens reflected on the Title Commitment.
4.DUE DILIGENCE.
4.1Delivery of Documents.  Prior to the date hereof, Seller has delivered to or made available to Buyer certain documents in the possession of Seller pertaining to the Property, including but not limited to the Lease (collectively, the “Documents”) and Seller shall have no further obligation to deliver any other documents to Buyer, except as may otherwise be expressly provided herein.  Except as otherwise expressly provided herein, the parties agree that the Documents have been delivered to Buyer without any representation or warranty by Seller concerning such Documents.

4.2.Study Period.

(a)  Grant of Access.  During the Study Period,  Buyer and its agents, employees or contractors shall have the right on reasonable prior notice to Seller, to enter upon the Property during normal business hours, accompanied by a designated representative of Seller to the extent such representative is available, to conduct site visits and reasonably necessary inspections and studies of the Property (at Buyer’s sole cost and expense) in connection with Buyer’s evaluation of the Property in connection with the Transaction (collectively, the “Inspections”).  For the avoidance of doubt, Buyer shall not be permitted to perform any intrusive or invasive testing (including, but not limited to, a Phase II environmental assessment or boring), in each case without prior written notice to Seller and written approval by Seller, which approval may be granted or withheld by Seller in its sole discretion.  Buyer shall conduct such entry and any Inspections in connection therewith so as to minimize interference with Seller’s business and the business of any of Seller’s tenants, invitees, agents, and contractors, and such entry and any Inspections shall be subject to, and be done in compliance with any terms and conditions contained in any leases with any of Seller’s tenants at the Property.  Prior to any entry to perform Inspections, and in addition to Buyer’s prior notice thereof to Seller, Buyer shall provide to Seller the identity of the company(ies) or person(s) who will perform such Inspections and the proposed scope of the Inspections.  Seller hereby further grants to Buyer a license during the Study Period (as defined herein) to have access to, and review, such non-proprietary books and records, if any, in the possession of Seller relating to its ownership, and current operation and maintenance of the Property (but without making any representation or warranty as to the accuracy or completeness thereof) including but not limited to copies of any current leases and maintenance contracts, and any prior surveys or title policies applicable to the Property.  Notwithstanding anything contained herein to the contrary, without first obtaining Seller’s consent thereto, Buyer shall not (x) contact any tenant of the Property, or (y) notify any governmental agency of any actual or potential violation of any zoning, environmental or other law, rule, or regulation (unless required by applicable, law rule or regulation).

(b) Scope of Work. Buyer, at all times, will conduct all inspections, tests, and reviews in compliance with all applicable federal, state, local or municipal constitution, law, ordinance, rule, order, regulation or statute of any governmental authority bearing on the construction, alteration, rehabilitation, maintenance, use, operation, sale, transfer or any other aspect of all or any portion of the Property, and in a manner so as to not cause damage, loss, lien, cost or expense to Seller or the Property

(c) Restoration. Promptly following completion of the Inspections, Buyer shall at its sole expense cause any and all portions of the Property damaged or altered by or in connection with the Inspections to be repaired and/or restored to substantially the same condition it was in prior to the Inspections.  The provisions of this Section 3 shall survive the termination of this Agreement

(d) Liens.  Buyer shall keep the Property free from any liens arising out of any work performed, materials furnished or obligations incurred by or on behalf of Buyer with respect to any inspection or testing of the Property by or on behalf of Buyer.  If any such lien shall at any time be filed, Buyer shall cause the same to be discharged of record within thirty (30) days after knowledge by Buyer thereof by satisfying the same or, if Buyer in its discretion and good faith determines that such liens should be contested, by obtaining a bond.  The provisions of this Section 4 shall survive any termination of this Agreement.

(e) Confidential Information.  Buyer agrees that written information disclosed to Buyer by Seller in connection with this Agreement shall be considered “Confidential Information”, and such Confidential Information shall be used by Buyer solely for the purpose of Buyer’s evaluation of the Property.  Neither Seller nor any of its officers, employees, agents, representatives or any of their affiliates make any representations or warranties, expressed or implied, as to the accuracy or completeness of any Confidential Information and no legal liability is assumed or shall be implied with respect thereto.  The term “Confidential Information” shall not include (i) information that is or becomes available in the public domain on or after the date hereof (other than as a result of disclosure by Buyer or any of its advisors), or (ii) is acquired from a person not known by Buyer to be in breach of an obligation of confidentiality to Seller.  Buyer shall not reveal, disclose, disseminate, publish or communicate to any other persons, parties or entities any Confidential Information, without the prior written consent of Seller, which shall be given or withheld in Seller’s sole discretion, other than to Buyer’s direct and indirect partners, members, managers, officers, employees, consultants, attorneys, engineers, licensees, investors, and prospective lenders involved with the Transaction and who have been directed to preserve the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”).  Buyer shall inform any and all Permitted Outside Parties of the scope of the provisions of this Section 4.2.  Buyer shall not divulge the contents of any Confidential Information except in connection with a court order or other legal process or legal or administrative proceeding or otherwise in strict accordance with the confidentiality standards set forth in this Section 4.2.  In permitting Buyer to review any Confidential Information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.  Buyer shall also promptly notify Seller in writing of requests for Confidential Information from any regulatory agency or other governmental authority.  Upon termination of this Agreement, Buyer will promptly destroy or return all Confidential Information disclosed hereunder in whatever form and shall retain no copy, extract or summary thereof except that Buyer shall be permitted to retain copies consistent with its internal document retention policies subject to the terms and conditions of this Agreement.  Upon Seller’s request, Buyer shall certify in writing to Seller that Buyer has complied with its obligations set forth in the preceding sentence.  The provisions of this Section 4.2(e) shall survive the termination of this Agreement until the earlier of i) Closing, and ii) for a period of eighteen (18) months (except as provided below).

In addition, and without limiting the other provisions herein, the Lease contains its own confidentiality requirements as follows, and Buyer hereby agrees to be bound by them and not to take any actions which would cause Seller, as landlord under the Lease, to be in default of them (and such obligation of Buyer shall survive the Closing and any termination of this Agreement):

“Confidential Information. All information specifically labeled as “confidential” or that would reasonably be presumed to be confidential, including the terms and conditions of this Lease and all nonpublic information relating to Tenant’s technology, operations, customers, business plans, promotional and marketing activities, finances, and other business affairs (collectively, “Confidential Information”), that is learned by or disclosed to any Landlord Parties with respect to Tenant’s business in connection with this leasing transaction will be kept strictly confidential by such Landlord Parties and will not be used or disclosed to others without the express prior consent of Tenant, which Tenant may withhold in its sole and absolute discretion; provided that Landlord may (i) use Confidential Information for its confidential internal business purposes; (ii) disclose Confidential Information as required by Legal Requirements; and (iii) disclose the terms and conditions of this Lease to the Landlord Indemnitees, or potential purchasers or lenders, provided that Landlord ensures that parties receiving Confidential Information understand and agree in writing to be bound by the terms of this confidentiality provision.”

(f) Insurance and Indemnity.  Prior to any entry onto the Property and during the term of this Agreement, Buyer and Buyer’s contractor(s) (or subcontractor(s)) shall obtain and maintain in full force and effect during the term of this Agreement comprehensive general liability insurance with liability insurance limits of not less than $2,000,000 combined single limit for personal injury and property damage and such insurance shall be issued by insurance companies licensed to do business in the Commonwealth of Massachusetts.  Each of such policies shall name (i) Seller, and (ii) CBRE, Inc. (“Seller’s Agent”) as additional insureds thereunder.  Copies of each certificate of insurance shall be provided to Seller prior to undertaking any Inspections or any other inspections or assessments pursuant to this Agreement.  By Buyer’s execution of this Agreement, Buyer agrees to: (i) indemnify, defend, and hold Seller, and any member, manager, employee, agent or attorney of Seller, Seller’s Agent, and any other party related in any way to any of the foregoing (collectively, the “Indemnitees”), free and harmless from and against any and all costs, loss, damages and expenses, of any kind or nature whatsoever (including attorneys’ fees and costs) arising out of or resulting from the entry and/or the conduct of activities upon the Property by Buyer or its representatives and their employees, agents, representatives, contractors, subcontractors or attorneys at the Property or any breach of this Agreement; provided, however, Buyer’s indemnity obligation hereunder shall not include (a) the mere discovery by Buyer or any of the Permitted Outside Parties of a pre-existing condition or (b) claims and/or liabilities caused by the gross negligence or willful misconduct of any Indemnitee.

4.3 Termination Election.  Buyer shall have the option, exercisable in its sole discretion, to terminate this Agreement by written notice to Seller (the “Study Period Termination Notice”) on or before the expiration of the Study Period (if the results of Buyer’s Inspections during the Study Period are not satisfactory to Buyer in any respect in the exercise of Buyer’s sole discretion).  In such event, neither party shall have any further liability hereunder except as to any Surviving Obligations.  Prior to Seller joining in the direction to Escrow Agent to disburse the Earnest Money to Buyer, Buyer shall have returned to Seller or agreed to destroy all copies of the Documents.

4.4No Exercise of Termination Election.  If Buyer does not deliver the Study Period Termination Notice to Seller on or before the expiration of the Study Period, Buyer shall have waived its rights to so terminate this Agreement.  Following the expiration of the Study Period, the Earnest Money shall be non-refundable to Buyer except in the event of Seller’s default or as otherwise specifically provided herein.

5.CONDEMNATION/CASUALTY
5.1Taking.  If prior to the Closing Date, a material portion of the Land or the Improvements are taken by eminent domain or is under notice of an eminent domain proceeding such that the Land or the Improvements would not be usable for its current use (a “Taking”), Seller shall immediately notify Buyer in writing.  If a Taking is reasonably estimated by Seller to require expenditure of more than FIVE HUNDRED THOUSAND and 00/100 Dollars ($500,000.00) to restore the Improvements or reconfigure portions of the Land, or is of such character as would entitle the Tenant to terminate its Lease on account of such Taking (a “Material Taking”), Buyer may elect to either terminate this Agreement or to proceed to Closing by written notice to Seller within five (5) Business Days following receipt of Seller’s notice. If Buyer elects to terminate this Agreement, the Earnest Money shall be returned to Buyer.  If there is a Material Taking and Buyer elects to proceed to Closing, or if there is a Taking that is not a Material Taking, then at Closing Seller shall assign to Buyer all of Seller’s rights to any proceeds or award for such taking.  Seller agrees not to negotiate, compromise or agree to any settlement of any award or damages arising out of any condemnation of the Property without Buyer’s consent, which consent shall not be unreasonably withheld or delayed.
5.2Casualty.  If prior to the Closing Date, any portion of the Improvements is damaged by fire or other casualty (the “Damage”), and if the cost of required repair or replacement related to the Damage is FIVE HUNDRED THOUSAND and 00/100 Dollars ($500,000.00) or more, or is of such character as would entitle the Tenant to terminate its Lease on account of such Damage (a “Material Casualty”) Buyer, may elect by written notice to Seller within five (5) Business Days, after learning of the extent of such Damage to: (i) terminate this Agreement (and the Earnest Money will be returned to Buyer); or (ii) accept the Property in its then damaged condition and accept an assignment of Seller’s rights to receive any insurance proceeds due to Seller (along with a credit for any deductible due under any such Seller carried policies of insurance, if any) under insurance policies carried by Seller on account of such damage, less any costs that Seller may have reasonably incurred prior to Closing to repair the Property.   In the event of any Damage which is not a Material Casualty, then Buyer shall accept the Property at Closing in its then damaged condition and accept an assignment of Seller’s rights to receive any insurance proceeds due to Seller (along with a credit for any deductible due under any such Seller carried policies of insurance, if any) under insurance policies carried by Seller on account of such damage, less any costs that Seller may have reasonably incurred prior to Closing to repair the Property.   Notwithstanding anything to the contrary in this Section 5.2, if Seller fails to maintain full replacement cost, and if there is a fire or other casualty that is not a Material Casualty, Buyer shall have the right, in lieu of an assignment of insurance proceeds, to receive a credit against the Purchase Price in an amount equal to the cost to repair the damage caused by such fire or other casualty as estimated by a third party consultant selected by Seller (and reasonably acceptable to Buyer).

6.CLOSING.
6.1Time of Closing.  The Closing shall occur at the offices of the Title Insurer, on the Closing Date.  It is understood and agreed that the Closing shall be transacted via customary escrow provisions and that the physical presence of the parties is not required at Closing; and that all documents required to be delivered under Section 6.3 and Section 6.6, and the wire transfer of Buyer’s and/or Buyer’s lender’s funds shall be delivered into escrow by 1:00 PM Eastern Daylight Saving Time on the Closing Date.
6.2Possession.  Seller shall deliver to Buyer possession of the Property at the time of Closing subject only to whatever rights of possession Tenant, or others may have pursuant to and under the terms of the Lease.
6.3Seller Deliveries.  On the Closing Date, Seller shall execute and deliver the following documents to the Title Insurer for the benefit of Buyer:
(a)The Deed;
(b)An Assignment and Assumption of Lease Agreement;
(c)Notice advising Tenant of the sale of the Property and Assignment of the Lease, in a form prepared by Buyer and reasonably acceptable to Seller;
(d)Quitclaim Bill of Sale and Assignment with respect to any personal property, fixtures or equipment owned by Seller located on the Property and solely used in connection with Seller’s operation and maintenance of the Property, and assignment of the Intangible Property;
(e)A Certificate under Section 1445 of the Internal Revenue Code and the Treasury Regulations promulgated thereunder, confirming the Seller’s non-foreign status;
(f)Signature Page to the agreed upon form of Settlement Statement;
(g)Transfer tax declarations, if any; and
(h)Such other documents, affidavits, instruments, certifications and confirmations which Seller is required to deliver to Buyer pursuant to this Agreement or as may be otherwise reasonably required by the Title Insurer in order to consummate this transaction including a customary form of Owner’s Title Insurance Affidavit and Gap Indemnity in form reasonably acceptable to Seller.
6.4Manner of Closing.  On the Closing Date, the transaction shall be closed by means of a so-called New York Style Closing, with the concurrent delivery of the documents listed in Sections 6.3 and 6.6 and the payment of the Purchase Price by Buyer. Seller and Buyer agree that disbursement of the Purchase Price, as adjusted by the prorations, shall not be conditioned upon the recording of the Deed.

6.5Closing Costs.  Seller shall pay the following costs: (a) all documentary stamps or transfer taxes payable on recording of the Deed; (b) the recording fees for recording the Deed, and the recording fees for documents Seller agrees to obtain and record in Seller’s Title Defect Response, if any; (c) one-half of the closing fees charged by the Escrow Agent; and (d) the cost of any title endorsements, if any, agreed to be obtained at Seller’s cost as part of Seller’s agreement to cure any Title Defects.  Buyer shall pay the following costs: (v) one-half of the closing fees charged by the Escrow Agent; (w) the cost of all recording fees other than the recording fees for the Deed (and other than recording fees for documents Seller agrees to obtain and record in Seller’s Title Defect Response, if any); (x) the cost of any title examination fees, and any survey that Buyer may obtain as a part of its due diligence; and (y) the cost the owner’s title insurance policy and any mortgagee’s policies of title insurance and all endorsements thereto desired to be obtained by Buyer or its lender (excepting only costs of the same that Seller has agreed to bear in connection with its agreement to cure any Title Defects).  Each party shall assume, bear and pay its own attorney’s fees.
6.6Buyer Deliveries.  On the Closing Date, Buyer shall execute and deliver the following documents to the Title Insurer for the benefit of Seller:
(a)Signature Page to the agreed upon form of Settlement Statement;
(b)Counterpart signature page to the Assignment and Assumption of Lease Agreement;
(c)Transfer tax declarations, if any;
(d)Such other documents, instruments, certifications and confirmations which Buyer is specifically required to deliver to Seller pursuant to this Agreement or as may be otherwise reasonably required by Title Insurer in order to consummate this transaction.
6.7Conditions to Closing.
(a)The Closing Conditions described in subsections (1) through (5) shall be conditions to Buyer’s obligations to consummate the acquisition of the Property.
(1)There shall be no matters other than the Permitted Exceptions disclosed by any update to the Title Commitment as of the Closing Date which are not cured by Seller;
(2)Seller shall have delivered all of the items referred to in Section 6.3;
(3)Seller’s representations and warranties shall be true and correct in all material respects on the Closing Date;
(4)Seller shall not be the subject of any bankruptcy or other insolvency proceeding or action; and
(5)Buyer shall have received an Estoppel Certificate executed by the Tenant. This condition shall not be satisfied if the Estoppel Certificate discloses:

(i) any default by landlord or Tenant; (ii) any additional amendments, modifications or supplements to the Lease that were not provided to Buyer as part of the Documents; or (iii) any other information that is inconsistent in any material respect with the provisions of the Lease.   Seller shall use commercially reasonable efforts to obtain Tenant’s execution of an Estoppel Certificate prior to the Closing Date.  Buyer shall provide Seller with a draft of the form of the Estoppel Certificate no later than five (5) Business Days following the Effective Date.  In no event shall Seller’s inability to obtain an executed Estoppel Certificate constitute a default by Seller hereunder.
(b)The Closing Conditions described in subsection (1) through (3) shall be conditions to Seller’s obligations to consummate the sale of the Property;
(1)Buyer shall have delivered the Purchase Price (subject to adjustments and prorations as provided herein) and all of the items referred to in Section 6.6;
(2)Buyer’s representations and warranties shall be true and correct in all material respects on the Closing Date; and
(3)Buyer shall not be the subject of any bankruptcy or other reorganization or insolvency proceeding.
7.PRORATIONS AND ADJUSTMENTS.
7.1Real Estate Taxes.  All real estate taxes assessed against the Property shall be prorated between Seller and Buyer on an accrual basis based upon the actual current tax bill. If the most recent tax bill received by Seller before the Closing Date is not the actual current tax bill, then Seller and Buyer shall initially prorate the taxes at the Closing by applying 100% of the tax rate for the period covered by the most current available tax bill to the latest assessed valuation, and shall reprorate the taxes retroactively when the actual current tax bill is then available; provided, however, that in no event shall Seller be charged with or responsible for any increase in real estate taxes resulting from the sale of the Property to Buyer or from any improvements made by Tenant (prior to or after Closing) or as a result of any improvements or  new leases (or amendments to the existing Lease) entered into on or after the Closing Date. Subject to the foregoing, all real estate taxes accruing before the Closing Date shall be the obligation of Seller and all such taxes accruing on and after the Closing Date shall be the obligation of Buyer. Any refunds of real estate taxes received by either party after the Closing with respect to the fiscal year in which the Closing occurs shall first be applied to the unreimbursed third-party costs incurred by Seller or Buyer (as the case may be) in obtaining the refund, then paid to any tenants who are entitled to the same and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Buyer (for the period commencing on and after the Closing Date).

7.2Tenant Security Deposits, Prepaid Rents and Lease Expenses.  All Tenant security deposits, utility deposits, and other deposits and prepaid rents shall be delivered to Buyer or at Buyer’s request returned to the tenant that made such deposits. In addition, any prepaid tenant charges or similar fees or estimates shall be reconciled at Closing and any adjustments provided for in the Lease will be adjusted at Closing and reflected in the Purchase Price shown on the Closing Statement.  Rent for the month of Closing shall be prorated as of the date of the Closing Date.   If there is any rent owed for any period prior to the month of Closing, Buyer shall make commercially reasonable efforts to collect such amounts for the benefit of Seller, and upon receipt shall deliver such funds to Seller, provided that amounts received by Buyer in payment of rent may be first applied to current obligations, and provided further that Buyer shall not be obligated to expend any material amounts in such collection efforts nor be obligated to declare a default under the Lease or sue the Tenant to collect such delinquent amounts.

7.3Other Operating Expenses.  All other operating expenses of the Property (if any) due prior to the Closing shall be paid by Seller (to the extent not Tenant’s obligation under the Lease).  All other operating expenses of the Property (if any) accruing after midnight on the eve of the Closing Date shall be the responsibility of Buyer.

7.4Adjustments.    If any of the items subject to proration hereunder cannot be prorated at the Closing because the information necessary to complete  such proration is unavailable, or if any errors or omissions in computing prorations at the Closing are discovered subsequent to the Closing, then such items shall be reapportioned and such errors and omissions corrected as soon as practicable after the Closing Date and the proper party reimbursed, which obligation shall survive the Closing for a period from the Closing Date until six (6) months after the Closing Date.

8.SELLER’S REPRESENTATIONS.  To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller makes the following representations and warranties as of the Effective Date:
8.1Existence. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Seller has the necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and document or instrument delivered in accordance herewith and to consummate the transactions contemplated hereby and thereby.
8.2Authority/Enforceability.  The persons executing any instruments on behalf of Seller are fully authorized and have the power to so act.  The Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant hereto or in connection therewith will, when executed, be valid and enforceable against Seller in accordance with its terms, subject to general principles of bankruptcy and equity.
8.3No Violation.  The execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not (a) violate any judgment, order of decree of any court applicable to Seller; or (b) constitute a default pursuant to any material agreement to which Seller is a party or is bound or (c) violate any of its organizational documents.
8.4Consent.  No material consents are required on behalf of Seller from any party necessary to the execution, delivery, and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby.

8.5Litigation.  There is no suit or proceeding pending or, to the Knowledge of Seller, threatened in writing, in any court or other governmental instrumentality, which would affect Seller’s ability to transfer title to the Property.
8.6No Options.  Seller has not entered into any sale or other similar contract which is in effect with respect to the transfer of all or any portion of its fee interest in the Property.  Seller has not granted an option, right of first refusal or other rights to acquire all or any portion of the Seller’s fee interest in Property to any other person.  Other than Tenant under the Lease (and other parties entitled to occupy the Property pursuant to the terms of the Lease), to the Knowledge of Seller, there are no persons in occupancy of, or have any rights to occupy, any portion of the Property.
8.7Condemnation.  Seller has received no written notice and has no Knowledge of any pending or threatened condemnation proceedings or other proceeding in the nature of eminent domain with respect to the Property.

8.8OFAC.  Neither Seller nor, to Seller’s Knowledge, any direct or indirect owner of Seller is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.  The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.

8.9Third Party Contracts.  Seller has not entered into any non-recorded agreements relating to the operation and maintenance of the Property, other than the Lease, that are or will be binding on Buyer or the Property following the Closing Date, and Seller agrees to terminate the same effective as of the Closing.

8.10Environmental.  To Seller’s knowledge Seller has not received any written notice from any governmental authority that the Property is in current violation of any environmental law.

8.11      Survival.  Notwithstanding anything to the contrary contained elsewhere herein, the representations and warranties of Seller set forth in this Section 8 shall survive Closing for a period of six (6) months, provided no action or proceeding thereon shall be valid or enforceable, at law or in equity, unless prior to expiration of such period, written notice thereof is given to Seller which notice includes reasonable detail as to the nature and basis asserted for any such claims, and Buyer thereafter files a legal action thereon within sixty (60) days.

9.AS IS/RELEASE.
9.1As-Is Condition.  Subject to Seller’s representations and warranties expressly set forth herein and acknowledging Buyer’s opportunity to inspect the Property, Buyer agrees to purchase the Property “AS IS”, “WHERE IS”, with all faults and conditions thereon.  Any written or oral information, reports, statements, documents or records concerning the Property, whether set forth in the Documents or otherwise (“Disclosures”) prepared by parties other than Seller shall not be representations or warranties, unless specifically set forth in Sections 8.1 through 8.9.  In purchasing the Property or taking other action hereunder, Buyer has not and shall not rely on any such Disclosures, but rather, Buyer shall rely only on Buyer’s own inspection of the Property.  Buyer acknowledges that the Purchase Price reflects and takes into account that the Property is being sold “as is.”
9.2No Additional Representations.  Buyer acknowledges and agrees that except as expressly set forth in this Agreement, Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guaranties of any kind or character whatsoever, whether express or implied, oral or written, past, present or future, of, as to, concerning or with respect to the Property.
9.3Buyer’s Release of Seller.  Buyer represents to Seller that Buyer has conducted, or will conduct prior to Closing, such investigations of the Property as Buyer deems necessary or desirable to satisfy itself as to any matter relating to the Property, and will rely upon same and not upon any information provided by or on behalf of Seller, Seller’s agents, employees or third parties representing or purporting to represent Seller with respect thereto except such representations as are specifically set forth herein.  Upon Closing, Buyer shall assume the risk that adverse matters regarding the Property may not have been revealed by Buyer’s investigations, and Buyer shall be deemed to waive and release Seller and Seller’s affiliates from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) of any and every kind or character, known or unknown, by reason of or arising out of the Property. Buyer acknowledges that the foregoing release includes claims of which Buyer is presently unaware and may be unanticipated and unsuspected.
9.4Survival.  The provisions of this Section 9 shall survive the Closing.  Buyer and Seller acknowledge and agree that the foregoing disclaimers, indemnifications and other agreements set forth herein are an integral part of this Agreement and the decision of each of Buyer and Seller to enter into this Agreement with regard to the sale and acquisition of the Property to Buyer for the Purchase Price.
10.BUYER’S REPRESENTATIONS.  Buyer hereby represents and warrants for the benefit of Seller the following which, subject to the provisions of Section 12.3, shall be deemed remade on the Closing Date:
10.1Existence. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Buyer has the necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and document or instrument delivered in accordance herewith and to consummate the transactions contemplated hereby and thereby.  Buyer has all necessary corporate power and authority required to own and operate the Property as currently conducted.
10.2Authority/Enforceability.  The person executing any instruments for or on behalf of the Buyer is fully authorized to act on behalf of Buyer and that the Agreement is valid and enforceable against Buyer in accordance with its terms and each instrument to be executed by

Buyer pursuant hereto or in connection therewith will, when executed, be valid and enforceable against Buyer in accordance with it terms.
10.3No Violation.  The execution, delivery, and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby will not (a) violate any judgment, order of decree of any court applicable to Buyer; or (b) constitute a default pursuant to any commitment, contract or agreement to which Buyer is a party or is bound; or (c) violate any of its organizational documents.
10.4Consent.  Buyer has obtained all consents necessary to the execution, delivery and performance of this Agreement by Buyer and consummation of the transactions contemplated herein.
10.5Litigation.  There is no suit or proceeding pending or, to the Knowledge of Buyer, threatened in writing, in any court or other governmental instrumentality, which would affect Buyer’s ability to acquire the Property.
10.6OFAC.  Neither Buyer nor, to Buyer’s Knowledge, any direct or indirect owner of Buyer is (a) identified on the OFAC List (as hereinafter defined) or (b) a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, rule, regulation or Executive Order of the President of the United States.  The term “OFAC List” shall mean the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any law, rule, regulation or Executive Order of the President of the United States, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States.
10.7Survival.  Notwithstanding anything to the contrary contained elsewhere herein, the representation and warranties of Buyer set forth in this Section 10 shall survive Closing for a period of six (6) months.
11.ADDITIONAL CLOSING COVENANTS.
11.1Maintenance of Property.  Prior to Closing, Seller shall, or shall cause Tenant to, as applicable, maintain and operate the Property in the manner required and/or permitted under the Lease.
11.2No Transfers or Liens.  Except to the extent required by the Lease, prior to Closing Seller shall not encumber the Property, or grant any interest in the Property or licenses relating thereto to any third party the effect of which would be to impair, affect or delay Seller’s ability to convey the Property to Buyer in accordance with the terms hereof.
11.3No Change.  From and after the Effective Date, Seller shall not, except as may be required under the Lease, without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed), (i) enter into any new, or make any amendments of any existing, easements or restrictions affecting the Property; or (ii) initiate or acquiesce in any request for a change in zoning classification or variance with respect to the Land.
12.DEFAULT AND REMEDIES.
12.1Buyer’s Remedies.  Notwithstanding anything to the contrary contained in this Agreement, if Seller fails to perform in accordance with the terms of this Agreement at or prior to Closing and such failure continues for three (3) days following Buyer’s written notice thereof to Seller, then, as Buyer’s sole and exclusive remedy hereunder and at Buyer’s option, either (i) the Earnest Money shall be returned to Buyer, in which event Seller shall reimburse Buyer’s reasonable third party out-of-pocket expenses incurred in connection with this Agreement and the transaction contemplated hereby, not to exceed $60,000.00, and this Agreement shall be null and void, and neither party shall have any rights or obligations under this Agreement except for the Surviving Obligations, or (ii) Buyer may seek specific performance of this Agreement and reasonable legal expenses incurred in connection with seeking such remedy but not damages, provided an action is filed within sixty (60) days after such failure to perform.  Buyer hereby irrevocably waives any other rights or remedies for any breaches or defaults by Seller hereunder that are not set forth in this Section 12.1; provided, however, that if, in breach of this Agreement, Seller sells the Property to someone other than Buyer (or Buyer’s assignee or designee as directed by Buyer and permitted hereunder) or otherwise intentionally and in bad faith takes action that renders the remedy of specific performance impossible to obtain, Seller shall be liable for any damages suffered by Buyer as a result of such breach.
12.2Seller’s Remedies.  If Buyer fails to perform in accordance with the terms of this Agreement and such failure continues for three (3) days following Seller’s written notice thereof to Buyer, Seller shall, as its sole remedy, have the right to terminate this Agreement by delivering written notice to Buyer whereupon the amount of Earnest Money then on deposit shall be forfeited to Seller as liquidated damages (which shall be Seller’s sole and exclusive remedy against Buyer), it being agreed between the parties hereto that the actual damages to Seller in such event are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof and shall be and constitute valid liquidated damages, at which time this Agreement shall be null and void and neither party shall have any rights or obligations under this Agreement except for the Surviving Obligations.
12.3Pre-Closing Knowledge.  If at any time after the expiration of the Study Period, Buyer becomes aware of any fact which makes a representation and warranty of Seller contained in this Agreement become untrue in any material adverse respect (“Materially Untrue”), Buyer shall promptly disclose such fact in writing to the Seller, which shall have five (5) Business Days  to cure any matter or matters that may be making any such representation or warranty Materially Untrue and if necessary the Closing shall be postponed until Seller has had such period of time to attempt to cure such matter or matters.  In the event any representation or warranty made by Seller is Materially Untrue as described above, then the sole remedy of the Buyer shall be to either (a) terminate this Agreement by written notice within two (2) Business Days after the expiration of the Seller’s cure period or any extension thereof, if such breach has not been cured or (b) elect to proceed to Closing, in which case Buyer shall be deemed to have waived its rights with respect to any such breach of representation or warranty.  Absent any notice to the contrary, Buyer shall conclusively be deemed to have elected to proceed under clause (b) above. If Buyer elects to terminate this Agreement pursuant to the foregoing, then the Earnest Money shall be returned by Buyer, and thereafter neither party shall have any further rights or obligations under this Agreement except for the Surviving Obligations. Buyer shall otherwise be prohibited from making any claims against Seller with respect to any breaches of the Seller’s representations and warranties as to which Buyer had knowledge.
13.LIMITATION OF LIABILITY.  No constituent member in, or agent of, Seller, nor any advisor, trustee, director, officer, member, employee, beneficiary, shareholder, participant, representative or agent of any corporation, limited liability company or trust that is or becomes a constituent member in Seller, shall have any personal liability in connection with this Agreement.  Buyer and its successors and assigns shall look solely to Seller’s interest in the Property and the proceeds from the leasing or sale thereof, and not any other assets of Seller, for the payment of any claim or for any performance by Seller hereunder, and Buyer hereby waives any and all such personal liability and agrees to such limitation on Seller’s liability hereunder. Notwithstanding anything contained herein in no event shall either party ever be liable for any consequential or indirect damages (with the exception of any breach by Buyer of its obligations and agreements as set forth in Section 4 herein).  The provisions of this Section shall survive the Closing or termination of this Agreement.
14.ASSIGNMENT.  Except for an assignment expressly permitted under this Section 14, Buyer shall not assign this Agreement without the prior written consent of Seller.  Buyer may assign this Agreement to an affiliate or subsidiary of Buyer, provided Buyer or its parent company owns a majority interest (directly or indirectly) and Buyer or its parent company has management control over such assignee.  In no event shall Buyer be released from any of its obligations or liabilities hereunder following any assignment of this Agreement by Buyer.  Any prohibited assignment shall be void.  Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties.  Buyer shall provide Seller with a copy of any permitted assignment of Purchase Agreement by Buyer no later than five (5) Business Days prior to Closing.
15.BROKERS.  Seller and Buyer each represent to the other that neither has engaged any broker, finder or other agent with regard to the Property or the transactions contemplated hereby other than the Broker named herein.  Upon Closing, Seller shall pay Broker a commission in accordance with the terms of a separate written agreement.  Seller shall indemnify Buyer, and Buyer shall indemnify Seller, against all claims, costs and liability (including reasonable attorneys’ fees) arising from or relating to any claims by any other broker or other person (other than Broker) claiming any commission or similar compensation by, through or under them, related to the transactions contemplated hereby.
16.NOTICES.  All notices and other communications given pursuant to this Agreement shall be in writing and shall be (a) mailed by first class, United States mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address listed below, (b) hand delivered to the intended addressee, (c) sent by nationally recognized overnight courier, or (d) sent by electronic mail followed by a confirmatory letter. Notice sent hereunder shall be effective upon delivery to the address of the addressee (whether accepted or refused). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision:

To Seller:	Stoneridge, Inc.,

Attn: Chief Legal Officer

39675 MacKenzie Drive, Suite 400,

Novi, Michigan 48377

Email: thomas.dono@stoneridge.com; and krisann.ellis@stoneridge.com

with copy to:	Arent Fox LLP

The Prudential Tower

800 Boylston Avenue

Boston, MA 02199

Attn: Daniel L. Monger, Esq.

Email: Daniel.Monger@ArentFox.com

To Buyer:	Sun Life Assurance Company of Canada

c/o BentallGreenOak

7315 Wisconsin Avenue

Suite 200 West

Bethesda, MD 20814

Attention: Kevin Rivest

Email: Kevin.Rivest@bentallgreenoak.com

With a copy to: Fox Rothschild LLP

2000 Market Street

Philadelphia, PA 19103

Attention: Gregory Kleiber, Esq.

Email: gkleiber@foxrothschild.com

The parties hereto shall have the right from time to time to change their respective addresses, and each shall have the right to specify as its address any other address within the United States of America by at least five (5) days written notice to the other party.

17.MISCELLANEOUS.
17.1Entire Agreement.  This Agreement including all Exhibits constitutes the entire agreement between the parties respecting the matters herein set forth and supersedes all prior agreements, oral or written, between the parties hereto respecting such matters.  No amendment or modification of this Agreement shall be valid unless executed in writing and signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom enforcement is sought.
17.2Headings.  The headings in this Agreement are for convenience only and shall not be used in interpreting any of the provisions of this Agreement.

17.3Attorney’s Fees.  In connection with any litigation including but not limited to appellate court proceedings arising out of this Agreement or related to the transactions contemplated hereby, the prevailing party shall be entitled to recover from the losing party its reasonable attorney’s fees and costs incurred in enforcing its rights and remedies hereunder, including costs of collection prior to instigating litigation.
17.4Time of the Essence.  The parties hereto agree that time is of the essence of this Agreement.
17.5Governing Law, Severability, Currency.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, and any provision of this Agreement which is unenforceable or is invalid or contrary to the law of the Commonwealth of Massachusetts, shall be of no effect and in such case, all the remaining terms and provisions of this Agreement shall be fully effective according to the tenor of this Agreement, the same as though no such invalid portion had ever been included.  Any party may commence any action, litigation or proceeding of any kind whatsoever against any other party in any way arising from or relating to this Agreement and all contemplated transactions, including, but not limited to, contract, equity, tort, fraud and statutory claims, in the US District Court for the county where the Property is located or, if such court does not have subject matter jurisdiction, the courts of the Commonwealth of Massachusetts sitting in the county where the Property is located and any appellate court thereof. Each party submits to the nonexclusive jurisdiction of such courts and agrees that any such action, litigation or proceeding may be brought in the US District Court where the Property is located or, if such court does not have subject matter jurisdiction, the courts of the Commonwealth of Massachusetts sitting in the county where the Property is located.  Each party agrees that a final judgment in any such action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. All references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.
17.6Public Disclosure.  Prior to Closing, except if required  by law or regulation (including, without limitation, the rules, regulations, and reporting requirements of the Securities and Exchange Commission and the New York Stock Exchange), neither party shall make any public disclosure or press release regarding the terms of this transaction without the prior written consent of the other.
17.7No Partnership or Joint Venture.  Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or any other relationship other than seller and buyer with respect to the Property.
17.8Waiver of Jury Trial.  The parties each hereby waive any right to jury trial in the event of any action relating to this Agreement, or the transactions described here, or obligations contemplated hereunder.
17.9Counterparts.  This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.  A party may deliver executed signature pages to this Agreement by facsimile transmission or via electronic mail to the other party, which facsimile or electronic copies shall be deemed to be an original executed signature page binding on the party that so delivered the executed signature page by facsimile or electronic mail.
17.10No Third Party Beneficiaries.  It is not intended that there be, and there shall not be, any third party beneficiaries to this Agreement.
17.11Presumptions.  This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party drafting a document.  It shall be construed neither for nor against any person or entity, but shall be given a reasonable interpretation in accordance with the plain meaning of its terms and the intent of the parties.
17.12Indemnification Claims.  The indemnifications contained in this Agreement shall be subject to the following provisions:  the indemnitee shall notify indemnitor of any such claim against indemnitee within thirty (30) days after it has written notice of such claim, but failure to notify indemnitor shall in no case prejudice the rights of indemnitee under this Agreement unless indemnitor shall be prejudiced by such failure and then only to the extent of such prejudice.  Should indemnitor fail to discharge or undertake to defend indemnitee against such liability within fifteen (15) Business Days after the indemnitee gives the indemnitor written notice of the same, then indemnitee may settle such liability, and indemnitor’s liability to indemnitee shall be conclusively established by such settlement, the amount of such liability to include both the settlement consideration and the reasonable costs and expenses, including attorneys’ fees, incurred by indemnitee in effecting such settlement. The obligations set forth in this Section 17.12 shall be Surviving Obligations.

17.13No Recording. Neither this Agreement nor any notice or memorandum of this Agreement shall be recorded in any public record and any action taken by Buyer in respect thereof shall constitute a material breach by Buyer, entitling Seller to terminate this Agreement and receive the Earnest Money.  Buyer shall indemnify and save Seller harmless from and against any actual loss, cost, liability, damage, fee or expense, including, without limitation, reasonable attorneys’ fees and expenses, arising out of any recording of this Agreement or any notice or memorandum of this Agreement by Buyer or at its direction.

17.14Tax Deferred Exchange.  Seller or Buyer may desire to enter into a like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in connection with the Transaction (the “Tax Deferred Exchange”).  Each party agrees to cooperate as reasonably requested by the party entering into a Tax Deferred Exchange in connection with any such Tax Deferred Exchange, provided that: (a) neither party shall incur any liabilities in connection with such cooperation or any other matter relating to any Tax Deferred Exchange; and (b) in no event will any matter relating to the Tax Deferred Exchange, including a party’s inability to obtain any benefits of a tax deferred exchange, relieve any party of any of their obligations under this Agreement.  In the event either party elects to pursue the Tax Deferred Exchange such party may assign its interest in this Agreement to effectuate such Tax Deferred Exchange and shall promptly so notify the other party, and, upon request, the other party shall acknowledge such assignment and execute such other documents as are reasonably necessary or customarily used to accomplish such like-kind exchanges.

[Signature Page(s) Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth below.

SELLER:

STONERIDGE, INC.,

an Ohio corporation

By: /s/ Robert R. Krakowiak

Printed Name: Robert R. Krakowiak

Title: Executive Vice President, Chief Financial Officer

Date Executed: May 6, 2021

BUYER:

SUN LIFE ASSURANCE COMPANY OF CANADA

By: BentallGreenOak (U.S.) Limited Partnership, a    Delaware limited partnership, its real estate advisor

By:  BentallGreenOak (U.S.) GP LLC, a Delaware limited liability company, its General Partner

By: /s/ Kevin Rivest

Printed Name: Kevin Rivest

Title: Managing Director

Date Executed: May 7, 2021

By: /s/ Kevin Yen

Printed Name: Kevin Yen

Title: Vice President

Date Executed: May 7, 2021

SCHEDULE 1

Earnest Money Escrow Provisions

[Attached to and a Part of the Real Estate Purchase and Sale Agreement]

(a)Title Insurer shall hold the Earnest Money in separate, segregated, interest bearing account(s) approved by Buyer and Seller. If the Closing occurs, the Earnest Money shall be credited against the Purchase Price. The Earnest Money shall be held and disbursed by Title Insurer in the following manner:

(i)to Seller upon consummation of the Closing; or

(ii)to Seller upon receipt of written demand therefor, stating that Buyer has defaulted in the performance of Buyer's obligations under this Agreement and the facts and circumstances underlying such default; provided, however, that Title Insurer shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Buyer, nor thereafter if Title Insurer shall have received written notice of objection from Buyer in accordance with paragraph (b) below; or

(iii)to Buyer upon receipt of written demand therefor, stating that either (x) this Agreement has been terminated pursuant to a provision hereof and certifying the basis for such termination, or (y) Seller has defaulted in performance of Seller's obligations under this Agreement and the facts and circumstances underlying such default or that Buyer is otherwise entitled to the Earnest Money under the provisions of this Agreement; provided, however, that except for a termination pursuant to Section 5.2, Title Insurer shall not honor such demand until at least ten (10) Business Days after it has sent a copy of such demand to Seller, nor thereafter if Title Insurer shall have received written notice of objection from Seller in accordance with paragraph (b) below. Notwithstanding anything to the contrary herein, if at any time before the Study Period Notice Deadline, Buyer provides Title Insurer with written demand for the return of the Earnest Money, Title Insurer shall immediately return the Earnest Money to Buyer.

(b)Upon receipt of written demand for the Earnest Money by Buyer or Seller pursuant to clause (a)(ii) or (a)(iii) above, Title Insurer shall promptly send a copy thereof to the other party. Except for a termination under Section 5.2 (as to which Seller shall have no right to object), the other party shall have the right to object to the delivery of the Earnest Money by sending written notice of such objection to Title Insurer within ten (10) Business Days after Title Insurer sends a copy of the written demand to the objecting party. Upon receipt of such notice, Title Insurer shall promptly send a copy thereof to the party who made the written demand.

(c)Except for the return of the Earnest Money to Buyer as provided in the last sentence of Section (a)(iii) above, in the event of any dispute between the parties, Title Insurer shall disregard all instructions received and may hold the Earnest Money until the dispute is mutually resolved and Title Insurer is advised of this fact in writing by both Seller and Buyer, or Title Insurer is otherwise instructed by a final judgment of a court of competent jurisdiction.

(d)In the event Title Insurer shall be uncertain as to its duties or rights hereunder or shall receive conflicting instructions, claims or demands from the parties hereto, or instructions which conflict with any of the provisions of this Agreement, Title Insurer shall be entitled to refrain from taking any action other than to keep safely the Earnest Money until Title Insurer shall be instructed otherwise in writing signed by both Seller and Buyer, or by final judgment of a court of competent jurisdiction.

(e)Title Insurer may rely upon, and shall be protected in acting or refraining from acting upon, any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties, provided that any modification of this Schedule 3.1 shall be signed by Title Insurer, Buyer and Seller.

(f)Seller and Buyer shall jointly and severally hold Title Insurer harmless against any loss, damage, liability or expense incurred by Title Insurer not caused by its willful misconduct, gross negligence or breach of these escrow provisions, arising out of or in connection with its entering into this Agreement and the carrying out of its duties hereunder, including the reasonable costs and expenses of defending itself against any claim of liability or participating in any legal proceeding.

(g)Title Insurer may receive certain benefits from the financial institution where the funds are deposited. Based upon the deposit of escrow funds in demand deposit accounts and other relationships with the financial institution, Title Insurer is eligible to participate in a program whereby it may (i) receive favorable loan terms and earn income from the investment of loan proceeds and (ii) receive other benefits offered by the financial institution, but any such benefits derived by Title Insurer shall in no way limit the rights of Seller or Buyer to the Earnest Money as set forth herein.

(h)The Title Insurer may at its sole discretion resign from its duties as escrow agent by giving (30) days written notice thereof to the parties hereto. The parties shall furnish to the Title Insurer written instructions for the release of the Earnest Money and escrow documents. If the Title Insurer shall not have received such written instructions within the thirty (30) days, the Title Insurer may petition any court of competent jurisdiction for the appointment of a successor escrow agent and upon such appointment deliver the Earnest Money and escrow documents to such successor. Costs and fees incurred by the Title Insurer may, at the option of the Title Insurer, be deducted from any funds held pursuant hereto.

Seller and Buyer do hereby certify that they are aware that the Federal Deposit Insurance Corporation ("FDIC") coverages apply only to a cumulative maximum amount of $250,000 for each individual deposit for all of the depositor's accounts at the same or related institution. The parties hereto further understand that certain banking instruments such as, but not limited to, repurchase agreements and letters of credit are not covered at all by FDIC insurance.

Further the parties hereto understand that Title Insurer assumes no responsibility for, nor will the parties hereto hold Title Insurer liable for, a loss occurring which arises from the fact that the amount of the above account may cause the aggregate amount of any individual depositor's accounts to exceed $250,000 and that the excess amount is not insured by the Federal Deposit Insurance Corporation or that FDIC insurance is not available on certain types of bank instruments.

JOINDER BY THE TITLE INSURER

By its execution hereof, the Title Insurer hereby (i) covenants and agrees to hold the Earnest Money in accordance with the above provisions, and (ii) acknowledges receipt of a copy of the Real Estate Purchase and Sale Agreement to which this Schedule 1 is attached.

First American Title Insurance Company

Name: /s/ Angela Diaz

By: Angela Diaz

Title: Escrow Officer

Date: May 7, 2021

EXHIBIT A

Legal Description of the Land

The land in Canton, in the County of Norfolk, Commonwealth of Massachusetts described as Lot 41 on plan drawn by Harry R. Feldman, Inc., Surveyor, dated October 24, 1994, as approved by the Land Court, filed in the Land Registration Office as No. 37081P.